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- -------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                             DATED AS OF MAY 2, 1995


                                      AMONG


                          FIRST RESERVE SECURED ENERGY
                        ASSETS FUND, LIMITED PARTNERSHIP,

                    FIRST RESERVE FUND V, LIMITED PARTNERSHIP

                                       AND


                               CRYSTAL OIL COMPANY


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                   ARTICLE 1.
                                   DEFINITIONS . . . . . . . . . . . . . . .   1
          1.1  DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2  OTHER DEFINITIONAL PROVISIONS . . . . . . . . . . . . . . . .   5

                                   ARTICLE 2.
                         DELIVERY AND PAYMENT FOR SHARES . . . . . . . . . .   6
          2.1  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . .   6
          2.2  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.3  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . .   6
          2.4  PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . . . . .   6
          2.5  ESTIMATE OF ADJUSTMENTS . . . . . . . . . . . . . . . . . . .   7
          2.6  DELIVERY OF SHARES. . . . . . . . . . . . . . . . . . . . . .   7
          2.7  CLOSING DATE BALANCE SHEET. . . . . . . . . . . . . . . . . .   7

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS. . . . . . .   9
          3.1  ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.2  AUTHORITY; ENFORCEABILITY . . . . . . . . . . . . . . . . . .   9
          3.3  NON-CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . .   9
          3.4  CONSENTS, ETC . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.5  CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.6  ORGANIZATION AND QUALIFICATION OF THE COMPANY, THE
               SUBSIDIARY AND HGS. . . . . . . . . . . . . . . . . . . . . .  11
          3.7  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .  11
          3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . .  12
          3.9  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . .  14
          3.10 EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . .  14
          3.11 PROPERTIES, CONTRACTS AND OTHER DATA. . . . . . . . . . . . .  15
          3.12 CERTAIN TAX MATTERS . . . . . . . . . . . . . . . . . . . . .  16
          3.13 COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . .  17
          3.14 ENVIRONMENTAL LAWS. . . . . . . . . . . . . . . . . . . . . .  18
          3.15 AFFILIATE TRANSACTIONS. . . . . . . . . . . . . . . . . . . .  20
          3.16 LABOR AND EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . .  20
          3.17 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          3.18 PUBLIC UTILITY HOLDING COMPANY ACT; OTHER REGULATIONS . . . .  21
          3.19 FERC AND MPSC REGULATORY COMPLIANCE . . . . . . . . . . . . .  21
          3.20 PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . .  22
          4.1  ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.2  AUTHORITY; ENFORCEABILITY . . . . . . . . . . . . . . . . . .  22
          4.3  NON-CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . .  22

          4.4  CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          4.5  FINANCIAL ABILITY . . . . . . . . . . . . . . . . . . . . . .  23

                                   ARTICLE 5.
                                    COVENANTS. . . . . . . . . . . . . . . .  23
          5.1  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . .  23
          5.2  INVESTIGATION . . . . . . . . . . . . . . . . . . . . . . . .  24
          5.3  BEST EFFORTS; TAKING OF NECESSARY ACTION. . . . . . . . . . .  25
          5.4  TERMINATION OF INTEREST RATE HEDGE AGREEMENT;
               DISCHARGE OF CERTAIN INDEBTEDNESS . . . . . . . . . . . . . .  25
          5.5  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          5.6  POST-CLOSING ACCOUNTING COOPERATION . . . . . . . . . . . . .  26
          5.7  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .  26
          5.8  COMPANY DEBT. . . . . . . . . . . . . . . . . . . . . . . . .  26
          5.9  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .  26
          5.10 SPECIAL PROVISION WITH REGARD TO CERTAIN
               REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . .  27

                                   ARTICLE 6.
                            CONDITIONS TO THE CLOSING. . . . . . . . . . . .  28
          6.1  CONDITIONS OF OBLIGATION OF EACH PARTY. . . . . . . . . . . .  28
          6.2  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE
               PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE
               SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . .  31
          7.1  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  31
          7.2  EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . .  31

                                   ARTICLE 8.
                                  MISCELLANEOUS. . . . . . . . . . . . . . .  32
          8.1  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . .  32
          8.2  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
          8.3  INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . .  33
          8.4  BROKERS AND FINANCIAL ADVISORS. . . . . . . . . . . . . . . .  33
          8.5  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          8.6  EXTENSION; WAIVER . . . . . . . . . . . . . . . . . . . . . .  33
          8.7  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . .  33
          8.8  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  33
          8.9  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .  33
          8.10 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . .  33

                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of May 2, 1995, among First Reserve Secured Energy Assets Fund, Limited Partnership, a Delaware limited partnership, First Reserve Fund V, Limited Partnership, a Delaware limited partnership (each individually a "SELLER", and collectively the "SELLERS") and Crystal Oil Company, a Louisiana corporation (the "PURCHASER").

                                     WHEREAS
                                     -------

          The Sellers are the legal owners of 973.50 shares of common stock, par value $0.01 per share (the "SHARES"), of First Reserve Gas Company, a Delaware corporation (the "COMPANY"), constituting all of the issued and outstanding capital stock of the Company, and the Company is the owner of 1,000 shares of common stock, par value $1.00 per share (the "SUBSIDIARY SHARES"), of Hattiesburg Industrial Gas Sales Company, a Delaware corporation (the "SUBSIDIARY"), constituting all of the issued and outstanding shares of capital stock of the Subsidiary; and

          The Sellers desire to sell, and the Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following designated meanings:

          "ACCOUNTANTS":  Ernst & Young LLP, the Sellers' auditors.

          "AGREEMENT": this Stock Purchase Agreement, as amended, modified or supplemented from time to time.

          "BASE AMOUNT":  as defined in Section 2.3(a).

          "BASE GAS AMOUNT": the product of (a) the positive or negative difference between 1,960,000 MMBtus and the MMBtus of natural gas owned by the Company and the Subsidiary at the Closing and (b) $1.57 per MMBtu of natural gas. The MMBtus of natural gas owned by the Company and the Subsidiary at the Closing shall be determined using the results of the mechanical integrity test described in the Purchaser's letter dated April 28, 1995, to the Company, a copy of which is attached hereto as Schedule 1.1A, after deduction of the MMBtus of gas stored for the account of customers.

          "BUSINESS DAY": any day during which banking institutions in New York City are open for business.

          "CLOSING":  as defined in Section 2.2.

          "CLOSING DATE":  the date and time of the Closing.

          "CLOSING DATE BALANCE SHEET":  as defined in Section 2.7(a).

          "CLOSING DATE WORKING CAPITAL": the Working Capital of the Company as reflected on the Closing Date Balance Sheet.

          "CODE":  the Internal Revenue Code of 1986, as amended.

          "COLLATERAL SECURITY AGREEMENT": a Collateral Security Agreement in form and substance reasonably satisfactory to the Purchaser.

          "COMPANY":  as defined in the recitals of this Agreement.

          "CONFIDENTIALITY AGREEMENT": the Confidentiality Agreement dated February 2, 1995 between the Purchaser and the Sellers.

          "DECEMBER 31 WORKING CAPITAL":  $29,000.00.

          "ENVIRONMENTAL REQUIREMENTS": all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans with the force of law, authorizations and similar items of all federal, state or local governments or agencies, departments, commissions, boards, bureaus or instrumentalities of any government, domestic or foreign, having jurisdiction that relate to the generation, handling and disposal of waste materials or the protection of health or the environment, including without limitation the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, and all applicable judicial, administrative and regulatory decrees, judgments or orders relating to the generation, handling and disposal of waste materials or the protection of health or the environment, and all applicable covenants running with the land relating to environmental matters.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

          "EXISTING POLICIES":  as defined in Section 3.17.

          "FERC":  the Federal Energy Regulatory Commission.

          "FINANCIAL STATEMENTS":  as defined in Section 3.7(a).

          "GAS PURCHASE, TRANSPORTATION OR STORAGE CONTRACT": any contract for the purchase, sale, transportation or storage of natural gas.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "GOOD AND INDEFEASIBLE TITLE": good and indefeasible record title in fee simple free and clear of all liens, mortgages, security interests, pledges, charges, restrictions, conditions, reservations, claims or other encumbrances, defects or deficiencies other than Permitted Encumbrances.

          "HAZARDOUS MATERIALS": any substance: (A) the presence of which requires investigation or remediation under any applicable domestic or foreign federal, state or local statute, regulation, ordinance, order, action or policy or common law; (B) that is defined as a "hazardous waste," "hazardous substance," or "regulated substance" under any applicable Environmental Requirements; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Environmental Requirements; (D) that contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbons; or (E) that contains PCBs in excess of 50 parts per million, asbestos that is friable, or can be reasonably expected to become friable or hazardous levels of urea formaldehyde foam insulation.

          "HEDGE PROVIDER":  as defined in Section 5.4(a).

          "HGS": Hattiesburg Gas Storage Company, a Delaware general partnership.

          "HSR ACT": the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INTEREST RATE HEDGE AGREEMENT":  as defined in Section 5.4(a).

          "LEASE": the Lease Agreement dated as of February 1, 1991 and the First Supplemental Lease Agreement dated November 1, 1991, both as amended by the First Amendment to Lease Agreement dated July 21, 1994, each between Forrest County, Mississippi and HGS.

          "LEASED PROPERTY":  as defined in Section 3.14(a)(1).

          "MATERIAL ADVERSE CHANGE":  a change that has a Material Adverse
Effect.

          "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the assets, business, financial condition or results of operations of the Company, the Subsidiary and HGS, taken as a whole or (b) the validity or enforceability of this Agreement.

          "MMBtu":  million British thermal units.

          "MPSC":  the Mississippi Public Service Commission.

          "NET DEBT": (a) the principal amount of all indebtedness for borrowed money outstanding on the Closing Date and the amount of any prepayment penalty that would be payable in respect of the prepayment thereof if such indebtedness had been prepaid at the Closing, less (b) (i) all amounts (net of brokerage and other costs associated with termination of the Interest Rate Hedge Agreement) that would be received by HGS from the Hedge Provider upon termination of the Interest Rate Hedge Agreement to the extent such Interest Rate Hedge Agreement has not been terminated prior to Closing and to the extent such amounts are not included in the Closing Date Working Capital and (ii) the amount of the current portion of all long-term indebtedness included in the Closing Date Working Capital.

          "NGA":  the Natural Gas Act of 1938, as amended.

          "OPERATING PERIOD": the period in which the Sellers have owned, directly or indirectly, a majority interest in the Company.

          "PARTNERSHIP INTERESTS":  the partnership interests of HGS.

          "PERMITTED ENCUMBRANCES": (i) statutory liens for Taxes, labor or materials where payment for such items is not yet delinquent; (ii) any defects or imperfections of title, easements, surface leases or rights or plat restrictions that are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use, of the properties of the Company, the Subsidiary or HGS, or materially prevent the Company, the Subsidiary or HGS from receiving revenues from such properties or otherwise materially impair, or increase the cost of, the business operations being conducted thereon; and (iii) those set forth in Schedule 3.11(b); provided, however, that the encumbrances set forth in paragraphs I, II, III and IV of Schedule 3.11(b) shall not be Permitted Encumbrances at the Closing; provided, further, that if the Purchaser requests that the indebtedness listed on Schedule 5.8 not be repaid, the encumbrance in paragraph II of Schedule 3.11(b) shall be a Permitted Encumbrance.

          "PRIME RATE": the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City.

          "PURCHASER":  as defined in the opening paragraph of this Agreement.

          "PURCHASER'S ACCOUNTANTS": KPMG Peat Marwick LLP, the Purchaser's independent certified public accountant.

          "REAL PROPERTY":  as defined in Section 3.14(a)(1).

          "SELLERS":  as defined in the opening paragraph of this Agreement.

          "SHARES":  as defined in the recitals of this Agreement.

          "SUBSIDIARY":  as defined in the recitals of this Agreement.

          "SUBSIDIARY SHARES":  as defined in the recitals of this Agreement.

          "TAX AUDITS":  as defined in Section 5.9.

          "TAX CHALLENGE":  as defined in Section 5.9.

          "TAXES": all taxes, estimated taxes, charges, fees, levies or other assessments including, without limitation, taxes relating to income, gross receipts, excise, property, transfer, occupation, sales, use, service, license, payroll, franchise, withholding, alternative or add-on minimum tax, ad valorem, profits, severance, stamp, premiums, gross receipts, custom duty, windfall profit, employment or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis.

          "TAX GROUP": the affiliated group (as defined in Section 1504 of the Code) of corporations of which the Company is the common parent, any other affiliated group of which the Company or the Subsidiary has at any time been a member, and any similar group of corporations as determined for purposes of filing combined, consolidated or other state, local and foreign income, franchise or other tax returns.

          "TAX INDEMNIFICATION DATE":  as defined in Section 5.9.

          "TAX RETURN": any report, statement, form, return or other document or information filed with or required to be supplied to a taxing authority in connection with Taxes.

          "TREASURY REGULATIONS": the regulations promulgated by the Department of the Treasury under the Code.

          "UNDERGROUND STORAGE RIGHTS":  as defined in Section 6.2(e)(ii).

          "WORKING CAPITAL": as of a particular date, the total amount of current assets as of such date less the total amount of current liabilities as of such date of the Company, the Subsidiary and HGS on a consolidated basis; provided, however, the parties hereto agree that no adjustments to Working Capital of the Company, the Subsidiary and HGS on a consolidated basis need to be made to reflect accruals for compliance with Clean Air Act matters, compressor maintenance or maintenance or plugging of disposal wells.

          1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE 2.
                         DELIVERY AND PAYMENT FOR SHARES

          2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell to the Purchaser, free and clear of all liens, pledges, encumbrances, equities and claims whatsoever, and the Purchaser agrees to purchase from the Sellers, the Shares at the Closing. The purchase price for the Shares shall be paid as provided in Section 2.3.

          2.2 CLOSING. Subject to the conditions of Article 6 hereof, unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of
Section 7.1, the closing (the "CLOSING") of the purchase and sale of the Shares shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article 6, or at such other place, time and date as the parties may mutually agree.

          2.3  PURCHASE PRICE.

          (a) The aggregate purchase price for all of the Shares shall be $77,963,044 (the "BASE AMOUNT"), subject to adjustment as provided in
     Section 2.3(b) below.

          (b) The Base Amount shall be adjusted as follows: (i) if the Closing Date Working Capital shall exceed the December 31 Working Capital, then the Base Amount shall be increased by the amount of such excess, (ii) if the December 31 Working Capital shall exceed the Closing Date Working Capital, then the Base Amount shall be decreased by the amount of such excess, (iii) the Base Amount shall be decreased by the amount of Net Debt, (iv) the Base Amount shall be decreased to the extent required by Section 5.10 and
     (v) the Base Amount shall be increased or decreased, as applicable, by the Base Gas Amount.

          2.4 PAYMENT OF PURCHASE PRICE. The purchase price for the Shares shall be paid as follows:

          (a) At the Closing, and against delivery of certificates representing the Shares as provided in Section 2.6, the Purchaser shall pay to the Sellers, by wire transfer of immediately available funds to (i) such accounts as the Sellers have designated in writing to the Purchaser at least two Business Days prior to the Closing Date, an aggregate amount equal to $76,463,044 plus (or minus) the estimated amount (determined in accordance with Section 2.5) of the adjustment of the Base

     Amount pursuant to Section 2.3(b) and (ii) the collateral security account set forth in the Collateral Security Agreement, $1,500,000.

          (b) Not later than three days after the end of the 30-day period during which the Purchaser may object pursuant to Section 2.7(b), either the Purchaser shall pay to the Sellers (by wire transfer of immediately available funds) the undisputed balance, if any, of the Base Amount as adjusted pursuant to Section 2.3(b) that has not been paid, or the Sellers shall pay to the Purchaser (by wire transfer of immediately available funds) the undisputed amount by which the amount paid to the Sellers under
     Section 2.4(a) exceeds the Base Amount as adjusted pursuant to
     Section 2.3(b).

          (c) Not later than three days after any disputed items are finally determined in accordance with Section 2.7(b), either the Purchaser shall pay to the Sellers (by wire transfer of immediately available funds) the balance, if any, of the Base Amount as adjusted pursuant to Section 2.3(b) that has not been paid, or the Sellers shall pay to the Purchaser (by wire transfer of immediately available funds) the balance, if any, of the amount by which the amount paid to the Sellers under Sections 2.4(a) and (b) exceeds the Base Amount as adjusted pursuant to Section 2.3(b).

Any payment under Section 2.4(b) or (c) shall be accompanied by payment of an amount of interest on the amount being paid, from the Closing Date to the date of the payment, calculated at the Prime Rate. All payments under this subsection shall be allocated among the Sellers in accordance with their respective percentage holdings of the Shares.

          2.5 ESTIMATE OF ADJUSTMENTS. The Sellers shall cause the chief financial officer or other appropriate executive of the Company to prepare and submit to the Purchaser, not later than two Business Days prior to the Closing Date, a written estimate of the amount of the adjustment to the Base Amount under Section 2.3(b). The amount payable at the Closing pursuant to
Section 2.4(a) shall be based upon that estimate. The estimate shall be based upon the unaudited consolidated balance sheet of the Company as of the close of business on the last day of the calendar month preceding the Closing Date for which a balance sheet has been prepared (provided such balance sheet is as of a date no earlier than 45 days before the Closing Date), adjusted to reflect the state of facts expected to exist as of the close of business on the Closing Date.

          2.6 DELIVERY OF SHARES. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser certificates for the Shares, registered in the name of the Purchaser or such other name as the Purchaser may specify by notice to the Sellers at least two Business Days prior to the Closing, together with evidence of the cancellation of the certificates for the Shares previously registered in the name of the Sellers.

          2.7  CLOSING DATE BALANCE SHEET.

          (a) As promptly as practicable, but not more than 90 days, after the Closing Date, the Sellers shall cause to be prepared and delivered to the Purchaser a consolidated balance sheet of the Company, the Subsidiary and HGS as of the Closing adjusted as provided herein (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the application of those principles in the Company's audited consolidated financial statements as of December 31, 1994. The Closing Date Balance Sheet shall be accompanied by a report of the Accountants stating that they have conducted an audit of the Closing Date Balance Sheet, that the Closing Date Balance Sheet has been prepared in accordance with GAAP, that they are not aware of any material modification that must be made for it to be in accordance with GAAP applied in a manner consistent with the application of those principles in the Company's audited consolidated financial statements as of December 31, 1994, and that the Closing Date Balance Sheet fairly presents the consolidated financial position of the Company, the Subsidiary and HGS as of the Closing Date. The Purchaser and its representatives shall be entitled to review and obtain copies of all work papers relating to such Closing Date Balance Sheet and shall be entitled to consult with the Sellers and the Accountants regarding such review.

          (b) Subject to the provisions of Section 2.4, the Closing Date Balance Sheet shall be final and binding on the parties unless, within 30 days after it is received by the Purchaser, the Purchaser gives written notice to the Sellers that it objects to any item on the Closing Date Balance Sheet and the aggregate effect of all items objected to in such notice affect the calculation of the amount of the Closing Date Working Capital by an amount in excess of $75,000. To be effective, any written notice of objection by the Purchaser must set forth in reasonable detail the items objected to and the basis for such objection. Such notice shall be accompanied by a certificate of the Purchaser's Accountants, supporting the positions taken by the Purchaser in such notice. If the Purchaser gives written notice of objection in accordance with this Section, the Purchaser and the Sellers shall consult with respect to any item objected to and their joint written determination with respect to the item or items in dispute shall be final and binding. If they are unable to reach agreement within 15 days after the notice of objection is given, the dispute shall be resolved by Arthur Andersen LLP or such other firm of independent certified public accountants of recognized national standing acceptable to the Sellers and the Purchaser, and the determination by that accounting firm shall be final and binding on the parties. Any third firm of independent accountants so approved shall make a final determination as to all disputed matters no later than 30 days after its appointment.

          (c) The fees and expenses of the Accountants shall be borne by the Sellers, the fees and expenses of the Purchaser's Accountants shall be borne by the Purchaser, and the fees and expenses of any other independent accountant who render services pursuant to Section 2.7(b) shall be borne 50% by the Purchaser and 50% by the Sellers.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Each Seller severally represents and warrants to the Purchaser as follows:

          3.1 ORGANIZATION. Such Seller (a) is a duly organized limited partnership under the laws of Delaware and is validly existing and in good standing under the laws of Delaware and (b) has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          3.2 AUTHORITY; ENFORCEABILITY. Such Seller has the partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of such Seller hereby. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by the general partner of such Seller. No other proceeding on the part of such Seller or its partners is necessary to authorize the execution and delivery of this Agreement and the consummation by such Seller of the transactions contemplated hereby or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Seller and is a valid and binding agreement of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

          3.3 NON-CONTRAVENTION. Except as set forth in Schedule 3.3, the execution and delivery by such Seller of this Agreement does not, and the consummation by it of the transactions contemplated hereby and the performance by such Seller of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of its partnership agreement or the corporate charter or by-laws or partnership agreement, as the case may be, of the Company, the Subsidiary or HGS, (b) violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares, the Subsidiary Shares or the Partnership Interests, or result in the loss of any material benefit of any mortgage, lien, lease, franchise, license, permit, contract, agreement or other instrument to which any of the Sellers, the Company, the Subsidiary or HGS is a party, or by which any of the Sellers, the Company, the Subsidiary or HGS is bound, or to which the property or assets of the Company, the Subsidiary or HGS are subject, and that could, in any such event, have a Material Adverse Effect, or (c) subject to the approvals required as set forth in Section 3.4, violate or conflict with any other restriction of any kind or character to which any of the Sellers, the Company, the Subsidiary or HGS, or any of their respective property or assets, is subject which would prevent or materially restrict or delay the consummation of the transactions contemplated hereby or result in any material limitation on the ability of the Company, the Subsidiary or HGS to operate their respective businesses in the manner heretofore operated.

          3.4 CONSENTS, ETC. Except for filings under the HSR Act, Section 721 of the Defense Production Act of 1950, as amended (commonly known as the Exon-Florio Amendment) and as set forth in Schedule 3.4, no consent, authorization, order or approval of, or filing or registration with, any court, governmental agency or commission, board or other administrative or regulatory body which has not been obtained or made is required (a) for or in connection with the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby and the performance by the Sellers of their obligations hereunder or (b) for the Company, the Subsidiary or HGS to operate its business after the Closing Date in substantially the manner in which it currently is operated.

          3.5  CAPITAL STOCK AND PARTNERSHIP INTERESTS.

          (a) The entire authorized capital stock of the Company consists of 10,000 shares of common stock, par value $.01 per share, 973.50 of which are issued and outstanding as of the date hereof, and all of such Shares are validly issued, fully paid and nonassessable. The Sellers are the beneficial and record holders of all such issued and outstanding Shares, and own such Shares free and clear of any liens, claims, charges, pledges, equities or other encumbrances. There are no outstanding obligations, warrants, options or other rights to subscribe for or otherwise acquire or purchase, or other understandings, plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of the Company or any securities or other instruments convertible into or exchangeable for shares of stock of any class of the Company or rights to acquire the same. The Shares are not subject to any restriction on transferability, including grants of first refusal, other than restrictions on transfer under applicable Federal and state securities laws.

          (b) The entire authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding as of the date hereof, and all such Subsidiary Shares are validly issued, fully paid and nonassessable. The Company is the beneficial and record owner of all such issued and outstanding Subsidiary Shares, and owns such Subsidiary Shares free and clear of any liens, claims, charges, pledges, equities or other encumbrances. There are no outstanding obligations, warrants, options or other understandings, rights to subscribe for or otherwise acquire or purchase, or other understandings, plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of the Subsidiary or any securities or other instruments convertible into or exchangeable for shares of stock of any class of the Subsidiary or rights to acquire the same. No Subsidiary Shares are subject to any restriction on transferability, other than restrictions on transfer, including grants of first refusal, under applicable Federal and state securities laws.

          (c) The Partnership Interests consists solely of general partnership interests, of which the Company holds 50% of such Partnership Interests and the Subsidiary holds the remaining 50% of such Partnership Interests. Such Partnership Interests are held by the Company and the Subsidiary free and clear of all liens, charges, pledges, equities and other encumbrances and represent all of the outstanding Partnership Interests. There are no outstanding obligations, warrants, options or other rights to subscribe for or otherwise acquire or purchase, or other understandings, plans, contracts or commitments providing for the issuance of, or the guaranty of rights to acquire, interests of any nature or securities of HGS or any securities or other interests convertible into or exchangeable for Partnership Interests or rights to acquire the same. Except as set forth in the partnership agreement relating to HGS, no Partnership Interests are subject to any restriction or transferability, or any rights of first refusal.

          (d) The Sellers have caused to be made available to the Purchaser the minute books and stock transfer records of the Company and the Subsidiary, which minute books are accurate and complete in all material respects and contain the minutes of all meetings of the stockholders and the board of directors and all committees thereof of the Company, and which transfer records reflect all issuances and transfers of record of the capital stock of the Company.

          (e) The Sellers have caused to be made available to the Purchaser all books and records relating to the partnership status of HGS.

          3.6 ORGANIZATION AND QUALIFICATION OF THE COMPANY, THE SUBSIDIARY AND HGS.

          (a) The Company and the Subsidiary are each duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and each has full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company and the Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties owned or leased by them makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

          (b) HGS is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full partnership power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          3.7  FINANCIAL STATEMENTS.

          (a) Schedule 3.7 contains a copy of the audited consolidated balance sheet of the Company as of December 31, 1994 and the related statements of income and cash flows for the two years then ended (the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) present fairly the consolidated financial position and results of operations of the Company, the Subsidiary and HGS as of the date and for the periods specified therein set forth, and have been prepared in accordance with GAAP consistently applied.

          (b) Except for the matters referred to in written reports to the Company, the Subsidiary or HGS, or their respective managements, from their independent certified public accountants with respect to the periods covered thereby, copies of which have been provided to the Purchaser, the Company, the Subsidiary and HGS (i) keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company, the Subsidiary and HGS and
     (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. None of the Company, the Subsidiary or HGS, nor, to the knowledge of the Sellers, any employee or agent of the Company, the Subsidiary or HGS, directly or indirectly, has made any payment of funds of the Company, the Subsidiary or HGS or received or retained any funds in violation of any applicable law, rule or regulation.

          (c) To the knowledge of Sellers, none of the Company, the Subsidiary or HGS has any liability or obligation which is not reflected in the Financial Statements and which is required in accordance with GAAP to be reflected in the Financial Statements.

          (d) The audited consolidated balance sheet of the Company as of December 31, 1994, pro forma for the adjustments contemplated by this Agreement, attached hereto as Schedule 1.1, is based on the consolidated balance sheet of the Company contained in the Financial Statements and reflects only those adjustments described in Schedule 1.1

          3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. To the knowledge of such Seller, since December 31, 1994, the Company, the Subsidiary and HGS have preserved, in all material respects, the business organization of the Company, the Subsidiary and HGS intact and the good will of the suppliers, customers and others having business relations with the Company, the Subsidiary and HGS. Except as contemplated by, or incurred in connection with, this Agreement or as set forth on Schedule 3.8, since December 31, 1994, the Company, the Subsidiary and HGS have conducted their respective businesses in the ordinary course and consistent with past practice and have not:

          (a) incurred any liability or obligation (accrued, absolute, contingent or otherwise) except for liabilities or obligations incurred in the ordinary course of business (none of which would have a Material Adverse Effect) or as contemplated by this Agreement or reflected in the Financial Statements; or entered into any lease of any property, real or personal, whether as lessor or lessee, involving payments of more than $10,000 in the aggregate;

          (b) discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (accrued, absolute, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

          (c) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets or properties of the Company, the Subsidiary or HGS;

          (d) sold, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except in the ordinary course of business and consistent with past practice;

          (e) made or authorized any capital expenditure for additions to plant and equipment accounts of the Company, the Subsidiary or HGS of more than $50,000;

          (f) made any loan to any stockholder, partner or any affiliate of any stockholder or partner, or declared, set aside or paid to any stockholder or partner any dividend or other distribution in respect of its capital stock or partnership units; or redeemed or repurchased any of its capital stock, or agreed to take any such action, except for the dividend of the common stock of Pajac Inc., a wholly-owned subsidiary of the Company, to the Sellers;

          (g) split, combined, reclassified, issued, sold, offered to sell, transferred, pledged, encumbered or delivered or agreed to issue, sell, offer for sale or transfer, pledge, encumber or deliver any stock, bond, debenture or other security or interest of the Company, the Subsidiary or HGS or any right of any kind to acquire any stock, bond, debenture or other security of the Company, the Subsidiary or HGS;

          (h) experienced damage, destruction or loss (whether or not covered by insurance) which has had a Material Adverse Effect;

          (i)  experienced any Material Adverse Change;

          (j) changed or amended its certificate or articles of incorporation or bylaws or its partnership agreement, as applicable;

          (k) except for changes, if any, contemplated by this Agreement or required by GAAP and reflected in the Financial Statements, made any change in accounting methods or practices, including without limitation the manner of establishing reserves;

          (l) modified or agreed to modify any Gas Purchase, Transportation or Storage Contract, except as may have been consented to in writing by Purchaser prior to such modification or agreement to modify; or

          (m) entered into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the foregoing, except as may have been consented to in writing by Purchaser prior to the entering into of any such agreement, commitment or understanding.

          3.9 LEGAL PROCEEDINGS. There is no action, suit, claim, proceeding, inquiry or investigation pending or, to the knowledge of any of the Sellers, threatened against or affecting the Company, the Subsidiary or HGS or any of the assets, business or prospects of the Company, the Subsidiary or HGS, at law or in equity, or before or by any arbitrator or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to result in a liability or loss to the Company, the Subsidiary or HGS of $25,000 or more or the effect of which would be to prohibit, restrict, or affect, any business practice or the acquisition of any property or the conduct of business in any area, and Sellers know of no basis for any of the foregoing. None of the Company, the Subsidiary or HGS is in default with respect to any order, writ, injunction or decree served upon the Company, the Subsidiary or HGS of or by any court or any arbitrator of any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
There is no pending action or suit brought by the Company, the Subsidiary or HGS against any other party.

          3.10 EMPLOYEE BENEFITS. Except as set forth in Schedule 3.10, none of the Company, the Subsidiary or HGS is a party, nor in the past five years has any of them ever been a party, to any employee pension benefit plans as defined in Section 3(2) of ERISA, including but not limited to, any pension, retirement, profit sharing, deferred compensation, stock or cash bonus, stock option or purchase or other similar plan, policy, arrangement or understanding with respect to the payment of money or other property or the provision of any benefit to any current, former or prospective employee of the Company, the Subsidiary or HGS. Schedule 3.10 includes a copy of all employee welfare benefit plans as defined in Section 3(1) of ERISA, including but not limited to, health, life insurance, disability, severance or other similar plan, policy, arrangement or understanding with respect to the provision of any welfare benefit to any current, former or prospective employee of the Company, the Subsidiary or HGS. The Company, the Subsidiary or HGS have provided in
Schedule 3.10, as to each such plan, agreement or arrangement, as applicable, a complete and accurate copy of (a) such plan, agreement or arrangement and,
(b) the trust, group annuity contract, insurance policy or other document which provides funding for the plan, agreement or arrangement. None of the Company, the Subsidiary or HGS has been required by applicable law to file a Form 5500, 990 or 1041 report nor has received or sent correspondence from the IRS or the Department of Labor which relates to one or more of the plans, arrangements or agreements concerning issues still pending. Each employee benefit plan maintained by the Company, the Subsidiary or HGS is in compliance with all applicable laws.

          3.11 PROPERTIES, CONTRACTS AND OTHER DATA.

          (a) Schedule 3.11 contains a list setting forth as of the date hereof the following:

               (i) all the real property owned of record or beneficially by the Company, the Subsidiary or HGS and all real property leased by the Company or the Subsidiary as lessee or lessor (indicating ownership or leasehold interest) or rights of way of the Company, the Subsidiary or HGS;

               (ii) all Gas Purchase, Transportation and Storage Contracts; and

               (iii) (A) all mortgages, indentures, loan agreements and other borrowing agreements to which the Company, the Subsidiary or HGS is a party as obligor, or to which it or any of their respective owned assets or properties is subject, which relate to indebtedness of the Company, the Subsidiary or HGS for borrowed money or to mortgaging, pledging or otherwise placing a lien on any of their respective assets; (B) all guarantees and indemnification agreements given or entered into by the Company, the Subsidiary or HGS with respect to any obligations or indebtedness for borrowed money or in support of any other obligations the principal obligor of which is not the Company, the Subsidiary or HGS (other than letters of credit and other instruments entered into in the ordinary course of business); and (C) other than as separately disclosed to the Purchasers in a schedule hereto, all other written contracts, written leases, written understandings or written commitments, involving the payment by or to the Company, the Subsidiary or HGS of more than $50,000 per annum with respect to any one contract or commitment or $100,000 per annum with respect to any related group of contracts or commitments.

     None of the Company, the Subsidiary or HGS is in default under any of the Gas Purchase, Transportation and Storage Contracts or other agreements listed in Schedule 3.11 and the consummation of the transactions contemplated by this Agreement will not result in any such default, or right of acceleration or termination of any such agreements or a loss of any material right under any of such agreements.

          (b) The Company, the Subsidiary and HGS each have good and marketable title to all of their respective properties and assets, real and personal, free and clear of all liens, mortgages, security interests, pledges, charges, restrictions, reservations, claims or other encumbrances except for Permitted Encumbrances, including those set forth in Schedule 3.11(b); provided, however, that the encumbrances set forth in paragraphs I, II, III and IV of Schedule 3.11(b) shall not be Permitted Encumbrances at the Closing; provided, further, that if the Purchaser requests that the indebtedness listed on Schedule 5.8 not be repaid, the encumbrance in paragraph II of Schedule 3.11(b) shall be a Permitted Encumbrance.

          3.12 CERTAIN TAX MATTERS.

          (a)  Neither Seller is a "foreign person" within the meaning of section 1445 of the Code.

          (b) (i) All Tax Returns required to be filed on or before the Closing Date or by or on behalf of the Company, the Subsidiary, HGS and the Tax Group have been or will be timely filed; (ii) the Tax Returns are, if already filed, and, if not already filed will be, complete and accurate representations (including, but not limited to, proper allocations of the income of Company, the Subsidiary, HGS and other members of the Tax Group for purposes of state or local income or franchise Tax Returns) of the liabilities for Taxes to which such Tax Returns relate and accurately set forth or will accurately set forth all items to the extent required to be reflected or included in such returns; (iii) each of the Company, the Subsidiary and HGS has paid (or adequate provision has been made on the Financial Statements for the payment of) the Company's, the Subsidiary's and HGS' liability for all Taxes shown due on such Tax Returns that have been filed or will be filed; (iv) there are no liens for Taxes due and payable upon any assets of the Company, the Subsidiary or HGS;
     (v) Schedule 3.12 contains a complete list of all Tax Returns in respect of the Company, the Subsidiary, HGS and the Tax Group that have been, are being or, to the knowledge of Sellers, are proposed to be audited by the Internal Revenue Service or any state, local or foreign governmental agency charged with administering tax laws and with respect to which the statute of limitations has not expired or has been extended, and all adjustments currently pending in such audits have been reflected in the Financial Statements; (vi) except as set forth in Schedule 3.12, there is no action, suit, proceeding, investigation, audit or claim pending, or, to the knowledge of Sellers, proposed against or with respect to the Company, the Subsidiary, HGS or the Tax Group in respect of any Taxes; (vii) none of the Tax Returns filed by or on behalf of the Company, the Subsidiary, HGS and the Tax Group contains a disclosure statement under Section 6662 of the Code (or Section 6661 of the Code for Tax Returns the due date for which, not including extensions, was prior to January 1, 1990), or any comparable provision of state, local or foreign law; (viii) each of the Company, the Subsidiary and HGS has made timely payment to the proper governmental authorities of all Taxes required to be withheld from wages paid to its employees; (ix) no deficiencies for any Taxes of the Company, the Subsidiary, HGS or the Tax Group have been claimed or proposed by any governmental authority (whether orally or in writing, definitively or tentatively); (x) no requests for waivers of the time to assess any deficiency for any material amount of Taxes are pending with respect to the Company, the Subsidiary, HGS or the Tax Group and (xi) except as set forth in Schedule 3.12, there are no pending or, to the knowledge of Sellers, threatened Tax audits, investigations or claims with respect to the Company, the Subsidiary, HGS or the Tax Group for or relating to (A) the assessment or collection of Taxes or (B) a claim for refund made with respect to Taxes previously paid, and, to the knowledge of the Sellers, there are no matters under discussion or dispute with any governmental authorities with respect to Taxes of Company, the Subsidiary, HGS or the Tax Group that are likely to result in a further liability for Taxes.

          (c) Except as provided in Schedule 3.12, no extension of time has been requested or granted with respect to the Tax Returns of the Company, the Subsidiary,

     HGS or the Tax Group which will extend the due date for such Tax Returns beyond the Closing Date.

          (d) The consummation of this Agreement and the other transactions contemplated in connection therewith will not result in any "excess parachute payments" within the meaning of Section 280G of the Code.

          (e) The Company, the Subsidiary, HGS and other members of the Tax Group have not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code nor have the Company, the Subsidiary, HGS and other members of the Tax Group had operations prior to the Closing Date which are or may hereafter become reportable thereunder.

          (f) Neither the Company, the Subsidiary nor HGS is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws or regulations) by reason of a change in accounting method, and the Internal Revenue Service (or other taxing authority) has not proposed, and, to the knowledge of Sellers, is not considering proposing, any such change in accounting method.

          (g) Except as set forth in Schedule 3.12, no power of attorney granted by Company, the Subsidiary, HGS or the Tax Group with respect to the determination of Taxes is in force.

          (h) Neither the Company nor the Subsidiary has consented to the application of Section 341(f) of the Code.

          (i) No excess loss account (as described in Section 1.1502-19 of the Treasury Regulations) exists with respect to the Subsidiary.

          3.13 COMPLIANCE WITH LAWS.  Each of the Company, the Subsidiary and
HGS:

          (a) is in compliance with all laws, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect;

          (b) has received no written or, to Sellers' knowledge, oral notification or communication from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof (i) asserting that the Company, the Subsidiary or HGS is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory authority enforces, or
     (ii) threatening to revoke any license, franchise, permit, or governmental authorization; and

          (c) is not a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or a recipient of any extraordinary supervisory letter from, any federal or state governmental agency or authority which restricts in any material respect the conduct of business of the Company, the Subsidiary or HGS; nor has the Company, the Subsidiary or HGS been advised by any such regulatory authority that such authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          3.14 ENVIRONMENTAL LAWS.

     Except as set forth in the letter dated April 18, 1995, of Malcolm Pirnie, Inc. to the Purchaser or as set forth in Schedule 3.14, during the Operating Period and, to the knowledge of the Seller, prior to the Operating Period:

          (a) (1) None of the Company, the Subsidiary or HGS has engaged in or permitted any operation or activity upon, or any use or occupancy of any real property or leased property owned, leased or operated by any of them (the "REAL PROPERTY" and "LEASED PROPERTY" respectively) for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials in amounts or concentrations that would require remedial action under any Environmental Requirement on, under, in or about any Real Property or Leased Property. None of the Company, the Subsidiary or HGS has transported or caused to be transported any Hazardous Materials from any Real Property or Leased Property to any offsite location which could be the subject of any Federal, state or local remedial action that could reasonably be expected to have a Material Adverse Effect. No Hazardous Materials have been produced, constructed, deposited, disposed of or stored by the Company, the Subsidiary or HGS or, to the Sellers' knowledge, any other person, on, under, in or about any Real Property or Leased Property other than in accordance with Environmental Requirements, other than noncompliances that would have no effect on the financial condition of the Company, the Subsidiary or HGS or their respective operations. To the Sellers' knowledge, no Hazardous Materials have migrated from any Real Property or Leased Property upon, about or beneath other properties, and to the Sellers' knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath any Real Property or Leased Property, in either case in amounts or concentrations that would require remedial or removal action on the part of the Company, the Subsidiary or HGS to be in compliance with Environmental Requirements.

               (2) No asbestos is present at or has been disposed of by the Company, the Subsidiary or HGS or, to the Sellers' knowledge, any other person, on or from any Real Property or Leased Property.

               (3) No underground storage tank regulated by any Environmental Requirement has been located on any Real Property or Leased Property by the Company, the Subsidiary or HGS or, to the Sellers' knowledge, any other person, unless such underground storage tank is in material compliance with all Environmental Requirements.

               (4) No polychlorinated biphenyls (PCBs), or transformer, capacitor, ballast or other equipment that contains dielectric fluid containing PCBs at levels in excess of 50 parts per million, and no insulating material containing urea formaldehyde have been construed, placed, deposited, stored or disposed of by the Company, the Subsidiary or HGS or, to the Sellers' knowledge, any other person, on any Real Property or Leased Property.

               (5) All Real Property or Leased Property and all activities thereon, including without limitation the use, maintenance and operation of all Real Property or Leased Property and all activities and conduct of business related thereto, have complied in all material respects with all Environmental Requirements.

               (6) None of the Company, the Subsidiary or HGS, or any officer or employee thereof, has received any written or, to Sellers' knowledge, oral notice or other communication concerning (A) any violation or alleged or probable violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority or (B) any alleged liability for environmental damages in connection with any Real Property or Leased Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There has been no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the Sellers' knowledge, threatened relating to the ownership, use, maintenance or operation of any Real Property or Leased Property by any person, or relating to any alleged violation by the Company, the Subsidiary or HGS of any applicable Environmental Requirements or the alleged presence or use of any Hazardous Materials relating to the Real Property or the Leased Property, and, to the Sellers' knowledge, no reasonable basis exists for the institution or filing of any such lawsuit, claim, proceeding, citation, directive, summons or investigation.

          (b) To the knowledge of Sellers, none of the Company, the Subsidiary or HGS has received any written or, to Sellers' knowledge, oral notice that any such entity is not in compliance with all Environmental Requirements.

          (c) The Sellers have furnished the Purchaser with copies of all claims, complaints, reports, assessments, investigations or other material documents in the files of Sellers concerning the Company, the Subsidiary or HGS during the past three years which relate in any way to Environmental Requirements.

          (d) None of the Company, the Subsidiary or HGS, or any entity previously owned or controlled, directly or indirectly, by the Company, the Subsidiary or HGS, has leased, operated, used or owned any facilities as to which, if deemed Real Property or Leased Property, would be in violation of the representations and warranties in this Section 3.14 and would result in liability on the part of the Company, the Subsidiary or HGS under any Environmental Requirement.

          3.15 AFFILIATE TRANSACTIONS. Except as expressly contemplated by, or incurred in connection with, this Agreement or as set forth in Schedule 3.15, there is no material transaction and no material transaction is now proposed, to which the Company, the Subsidiary or HGS is or is to be a party in which any current director or officer or other affiliate of the Company, the Subsidiary or HGS, other than intercompany transactions between the Company and the Subsidiary, has a direct or indirect material interest, except for the dividend of the common stock of Pajac, Inc., a wholly-owned subsidiary of the Company, to the Sellers. The sole assets of Pajac, Inc. consist of a promissory note from Wild Goose Gas Storage Company in the original principal amount of $1,203,565 and cash not in excess of $1,000.

          3.16 LABOR AND EMPLOYMENT MATTERS.

          (a) There is no collective bargaining agreement or other labor agreement to which the Company, the Subsidiary or HGS is a party or by which it is bound.

          (b) No labor union or organization has been certified or recognized as a representative of any employees of the Company, the Subsidiary or HGS. To the knowledge of the Sellers, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company, the Subsidiary or HGS, labor strike, material arbitration or material labor grievance of difficulty and to the knowledge of the Sellers, no such activities have occurred during the past 24 months.

          3.17 INSURANCE. The Company, the Subsidiary and HGS are insured for their respective benefits, in such amounts and against such risks customarily insured against by persons operating similar properties or conducting similar operations under valid and enforceable policies issued by insurers of recognized responsibility. Set forth in Schedule 3.17 is a list of all policies of insurance or administered programs of self-insurance paid for by or providing coverage for the Company, the Subsidiary or HGS (the "EXISTING POLICIES") together with the premiums currently payable thereon (or if different and known to the Company, the Subsidiary or HGS payable with respect to any future period), and an indication of the nature of the coverage. The Company, the Subsidiary and HGS are in material compliance with all conditions contained in each Existing Policy, except where the failure to be in compliance would not affect coverage under such Existing Policy. All premiums required to be paid for insurance coverage under all of the Existing Policies have been paid or accrued.

          3.18 PUBLIC UTILITY HOLDING COMPANY ACT; OTHER REGULATIONS. None of the Company, the Subsidiary or HGS is subject to regulation under the Public Utility Holding Company Act of 1935 (except for Section 9(a)(2) thereof), the Federal Power Act of 1935 or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed or guarantee such indebtedness.

          3.19 FERC AND MPSC REGULATORY COMPLIANCE.

          (a) Except to the extent necessary to enforce the terms and conditions of the certificates referenced below in subparagraph (b) of this
     Section 3.19, the facilities and operations of the Subsidiary are not subject to the jurisdiction of FERC under the NGA because the Subsidiary is exempt from such jurisdiction pursuant to Section 1(c) of the NGA.

          (b) FERC has issued a blanket certificate of public convenience and necessity pursuant to 18 C.F.R. Section 284.224 authorizing the Subsidiary, to the fullest extent permitted by the authorization described in 18 C.F.R.
     Section 284.224(b)(3), to engage in the sale, transportation (including storage) or assignment of natural gas that is subject to FERC's jurisdiction under the NGA; and by operation of 18 C.F.R. Section 284.402(a), the Subsidiary has available to it a blanket certificate of public convenience and necessity pursuant to Section 7 of the NGA authorizing the Subsidiary to make sales for resale at negotiated rates in interstate commerce of any category of natural gas that is subject to FERC's jurisdiction under the NGA. To the extent the Subsidiary has engaged in transactions under such certificates, the Subsidiary has complied with all material FERC regulations applicable to such transactions.

          (c) The MPSC has asserted jurisdiction over the facilities, services and rates of the Subsidiary, and the MPSC is exercising such jurisdiction.

          (d) The Subsidiary is not currently collecting any amounts for the performance of any natural gas transportation service, natural gas storage service or any other service involving natural gas which amounts are subject to a refund condition imposed by the MPSC or any other regulatory authority having jurisdiction. The Subsidiary does not have any actual or potential obligation, arising from a refund condition imposed by the MPSC or any other regulatory authority having jurisdiction, to refund any amount paid to the Subsidiary for its performance in any past period of any natural gas transportation service, natural gas storage service or any other service involving natural gas.

          (e) Neither the Company nor HGS is subject to the jurisdiction of FERC.

          (f) True and correct copies of all tariffs currently approved and in effect with respect to the facilities and services of the Subsidiary have been provided to the Purchaser, and no applications to modify or change such tariffs or challenges to such tariffs are pending with any regulatory or judicial authority having jurisdiction.

          3.20 PERMITS. Except as set forth in Schedule 3.20, the Company, the Subsidiary and HGS have all of the franchises, licenses, permits, certificates and other authorizations from Federal, state, local or foreign governments or governmental agencies, departments or bodies that are materially necessary for the conduct of their respective businesses. No fact, error or omission relevant to any such franchise, license, permit, certificate or other authorization exists that would permit the revocation or withdrawal thereof. Subject to the receipt of the consents, waivers, approval and authorizations referred to in Section 3.4, to the knowledge of Sellers, the Company, the Subsidiary and HGS will continue to have the use and benefit thereof and the rights granted thereby pursuant to their terms after the transactions contemplated hereby have occurred.

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Sellers as follows:

          4.1 ORGANIZATION. The Purchaser (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and (b) has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          4.2 AUTHORITY; ENFORCEABILITY. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser. No other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors rights generally and by general equity principles.

          4.3 NON-CONTRAVENTION. The execution and delivery by the Purchaser of this Agreement do not, and the consummation by it of the transactions contemplated hereby and the performance by it of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the Articles of Incorporation or Bylaws of the Purchaser, (b) violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any part, to accelerate any obligation or indebtedness under, or result in the loss of any material benefit of, any mortgage, lien, lease, franchise, license, permit, contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which the property or assets of the Purchaser are subject, or (c) subject to the approvals required as set forth in Section 4.4, violate or conflict with any other restriction of any kind or character to which the Purchaser or any of its property or assets is or are subject, which would prevent, or materially restrict or delay, the consummation of the transactions contemplated hereby.

          4.4 CONSENTS. Except for filings under the HSR Act, Section 721 of the Defense Production Act of 1950, as amended (commonly known as the Exon-Florio Amendment) and as set forth in Schedule 4.4, no consent, authorization, order or approval of, or filing or registration with, any court, governmental agency or commission, board or other administrative or regulatory body which has not been obtained or made is required (a) for or in connection with the execution and delivery of this Agreement by the Purchaser, and the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder or (b) for the Purchaser to acquire and own the Shares.

          4.5 FINANCIAL ABILITY. The Purchaser has on hand, or has delivered to the Sellers definitive commitment letters from a reputable financial institution or institutions to provide, all of the funds needed by the Purchaser to purchase the Shares in accordance with Article 2 of this Agreement.

                                   ARTICLE 5.
                                    COVENANTS

          5.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, without the prior written consent of the Purchaser or except as contemplated by this Agreement, the Sellers agree to cause:

          (a) the business of the Company, the Subsidiary and HGS to be operated in the ordinary course of business consistent with past practice;

          (b) no change to be made in the corporate charter or by-laws or other constituent documents of the Company, the Subsidiary or HGS;

          (c) except as previously disclosed to the Purchaser, (i) no increase in the compensation payable or to become payable by the Company, the Subsidiary or HGS to any officers, employees or agents shall be made, and
     (ii) no bonus or retirement or similar benefit or arrangement shall be made or agreed to by the Company, the Subsidiary or HGS, other than as set forth on Schedule 3.10;

          (d) no expenditure in excess of $50,000 in the aggregate in respect of the purchase or other acquisition of fixed or capital assets to be made, except for any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations; provided, however, that Purchaser's consent shall not be unreasonably withheld with respect to such expenditures;

          (e) to the extent reasonably practicable, (i) the business organization of the Company, the Subsidiary and HGS to remain intact and to keep available to the Purchaser the opportunity to retain the services of the present employees of the Company, the Subsidiary and HGS and (ii) the goodwill of the customers of the Company, the Subsidiary and HGS and others having business relations with the Company, the Subsidiary and HGS to be preserved;

          (f) the Company, the Subsidiary and HGS to comply with all material legal and regulatory requirements applicable to them and to the conduct of their respective businesses;

          (g) except as set forth in Schedule 5.2(g), the Company and the Subsidiary not to (i) declare any dividend or make any distribution with respect to their capital stock or any partnership interest, as the case may be, (ii) sell, lease, transfer or dispose of any of their properties or assets, otherwise than in the ordinary course of business consistent with past practice, or (iii) issue any shares of capital stock or any additional partnership interests, as the case may be;

          (h) the Company, the Subsidiary or HGS to not enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

          (i) none of the Company, the Subsidiary or HGS to purchase or enter into any contract to (i) purchase the capital stock of any company or
     (ii) the assets of any company purchased as part of the acquisition of a business;

          (j) none of the Company, the Subsidiary or HGS to enter into any material transaction with either Seller or any affiliate of either Seller, except for the dividend of the common stock of Pajac Inc., a wholly-owned subsidiary of the Company, to the Sellers;

          (k) none of the Company, the Subsidiary or HGS to modify the terms of any Gas Purchase, Transportation or Storage Contract, or enter into any new Gas Purchase, Transportation or Storage Contract; and

          (l) none of the Company, the Subsidiary or HGS to change or seek a change in the rates on file with any regulatory body having jurisdiction over HGS.

          5.2 INVESTIGATION. The Purchaser may, prior to the Closing Date, make or cause to be made such additional investigation of the business and properties of the Company, the Subsidiary and HGS and their financial and legal condition as the Purchaser deems necessary or advisable to further familiarize itself therewith, provided that such investigation shall not interfere with normal operations of the Company and the Subsidiary. The Sellers agree to permit the Purchaser and its accountants, counsel and other representatives to have, during the period from the date of this Agreement to the Closing Date, access to the premises, books and records of the Company, the Subsidiary and HGS that relate to their business during their normal business hours and upon reasonable notice. The Sellers shall furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company, the Subsidiary and HGS as the Purchaser shall from time to time reasonably request. Any information regarding the Company, the Subsidiary and HGS heretofore obtained from the Sellers, the Company, the Subsidiary or HGS by the Purchaser or its representatives or hereafter obtained from the Sellers, the Company, the Subsidiary or HGS by the Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement and such information shall be held by the Purchaser and its representatives in accordance with the terms of such Confidentiality Agreement.

          5.3 BEST EFFORTS; TAKING OF NECESSARY ACTION. Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Purchaser and each of the Sellers agree to promptly prepare and file all applications and other notices required in connection with, and to use its best efforts to obtain promptly and comply with all conditions contained in the regulatory approvals described in Schedules 3.4 or 4.4 and any other consent, approval or other action by, or notice to or registration or filing with, any governmental or administrative agency or authority required or necessary to be made, obtained or complied with, as the case may be, by the Purchaser or the Sellers in connection with the performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby; provided, however, the foregoing shall not require the Purchaser to agree to modifications to its business and operations or the business and operations of the Company, the Subsidiary or HGS, any reduction in tariffs or charges by the Subsidiary or HGS or any limitation on such business and operations that would, in the reasonable judgment of the Purchaser, have a Material Adverse Effect on or materially adversely affect the prospects of the Company, the Subsidiary or HGS.

          5.4 TERMINATION OF INTEREST RATE HEDGE AGREEMENT; DISCHARGE OF CERTAIN INDEBTEDNESS.

          (a) Prior to the Closing Date, the Sellers shall cause HGS to terminate that certain Master Interest Rate Protection Agreement, dated as of August 8, 1994 (the "INTEREST RATE HEDGE AGREEMENT"), between HGS and Union Bank (the "HEDGE PROVIDER").

          (b) At the Closing, the Sellers shall cause the Company, the Subsidiary and HGS to discharge in full their indebtedness for money borrowed under all credit facilities, including without limitation those described in Schedule 5.4(b), except for the indebtedness described on
     Schedule 5.8 to the extent Purchaser notifies the Sellers in writing not more than 20 days after the date hereof (or such longer period as may be agreed to by the parties) that such indebtedness not be prepaid, in which case the Purchasers shall provide with such notice a written waiver by the lender with respect to such indebtedness of any covenant that would be breached as a result of such indebtedness remaining outstanding after the Closing or any notice provision which cannot be complied with as a result of such indebtedness continuing after the Closing.

          5.5 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by the party incurring such expenses. The Sellers shall pay and the Purchaser shall have no responsibility for any and all severance and post-employee benefits for the employees employed at the Dallas, Texas office of the Company, the Subsidiary or HGS that are identified to the Sellers by the Purchaser prior to Closing.

          5.6 POST-CLOSING ACCOUNTING COOPERATION. Subject to the agreement to maintain all such information in confidence, the Purchaser agrees that the Sellers and/or its independent auditors shall have reasonable access, during normal business hours in a manner that will not interfere with the business and operations of the Company, the Subsidiary or HGS, to the books and records of the Company, the Subsidiary and HGS as they relate to such entities and their predecessors applicable to the period the Company, the Subsidiary and/or HGS or their predecessors were directly or indirectly owned by the Sellers and have the assistance and cooperation of the appropriate personnel of the Purchaser and its Subsidiaries in the review of such books and records consistent with assistance and cooperation furnished during the period the Company, the Subsidiary and HGS or their predecessors were directly or indirectly owned by the Sellers.

          5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action.

          5.8 COMPANY DEBT. The Company shall be free of all indebtedness for borrowed money, including the indebtedness described in Schedule 5.4(b), as of the date of Closing; provided, however, at the election of the Purchaser, as described in Section 5.4, the indebtedness described on Schedule 5.8 hereto may remain outstanding.

          5.9 TAX MATTERS. The Sellers agree to indemnify, defend and hold the Purchaser and its affiliates, officers, directors, employees and agents, stockholders and controlling persons and their respective successors and assigns (including the Company, the Subsidiary and HGS) harmless from and against and in respect of any and all Taxes actually suffered, incurred or realized by such party arising out or resulting from or relating to the currently outstanding Internal Revenue Service audit of the Company and the Subsidiary or any other tax audit of the Company, the Subsidiary or HGS for periods prior to the Closing (the "TAX AUDITS") to the extent such audit is commenced on or before twelve months from the date hereof (the "TAX INDEMNIFICATION DATE"), including
(a) Taxes as a result of an audit of HGS that is commenced prior to the Tax Indemnification Date and (b) state and local Taxes that are payable as a result of adjustments to any of the foregoing; provided, however, Sellers' total liability under this Section 5.9 shall be no greater than $1,500,000 plus accrued interest as provided in the Collateral Security Agreement, which amount shall be retained and held in escrow in accordance with the terms of the Collateral Security Agreement from and after the Closing until the later of (y) the Tax Indemnification Date and (z) the date on which the Tax Audits of the Company, the Subsidiary or HGS commenced prior to the Tax Indemnification Date have concluded with a "no change" or similar letter from the Internal Revenue Service and any applicable state taxing authority closing the applicable Tax Audits or if any changes or additional Taxes are proposed in any Tax Audits ("TAX CHALLENGE"), any and all issues raised in respect of such Tax Audits are finally resolved and not subject to appeal and any and all additional Taxes that may be due in respect thereof are paid by the Sellers. The Sellers, through counsel of their own choosing, and at Sellers' own expense, shall direct and have control over the Tax Audits and any administrative or judicial proceeding involving any asserted liability with respect thereto; provided, however, Purchaser and the Company shall (a) have the right to participate in all meetings and conferences regarding the Tax Audits,
(b) be entitled to review and provide appropriate comment on all submissions, briefs and other writings that may be filed on behalf of the Company and (c) be apprised by Sellers in advance of the terms of any settlement offer that may be made with respect to the Tax Audits and matters arising therefrom. The Sellers agree to cooperate with the Purchaser and the Company with respect to the foregoing matters. In addition, the Sellers shall not, and shall have no authority to, settle or agree to settle any issue with respect to the Tax Audits without the consent of Purchaser to the extent such settlement (a) exceeds the amount Sellers have agreed to indemnify Purchaser under this Section 5.9 or
(b) would commit the Purchaser, the Company or the Subsidiary to follow a methodology for the computation of future Taxes different than that which is currently followed that would result in greater Taxes being due than would otherwise be due absent such change in methodology. To the extent there is a Tax Challenge and no other audits are pending at the Tax Indemnification Date for which indemnification under this Section 5.9 is required, the amount retained as collateral pursuant to this Section 5.9 shall be reduced to the dollar amount of such Tax Challenge plus an amount of interest, penalties and other charges which the Purchaser, in consultation with its accountants, may reasonably determine may ultimately be payable with respect thereto.

          5.10 SPECIAL PROVISION WITH REGARD TO CERTAIN REPRESENTATIONS. If after the date of this Agreement and before the Closing, there occurs an event or there is discovered a fact or circumstance that would result in any representation or warranty in Section 3.9 or Section 3.14 being untrue on the Closing Date and Sellers had no knowledge on the date of this Agreement that such event would take place or that such representation or warranty was untrue, such event or the existence of such fact or circumstance shall not be considered a breach of Sellers' representations and warranties under this Agreement if
(i) such event or the existence of such fact or circumstance will not have a Material Adverse Effect and (ii) the Sellers either (A) indemnify and assume, with appropriate security, the Purchaser, the Company, the Subsidiary and HGS for any liability or loss that any such party may incur or suffer as a result of such event or the existence of such fact or circumstance or (B) reduce the Base Amount by an amount equal to such liability or loss as may be agreed in good faith by the Sellers and the Purchaser.

                                   ARTICLE 6.
                            CONDITIONS TO THE CLOSING

          6.1 CONDITIONS OF OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

          (a) REGULATORY APPROVALS. All regulatory approvals necessary for the consummation of the purchase of the Shares shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

          (b) LEGAL PROCEEDINGS. No claim, action, suit, proceeding or investigation by any third party or government regulatory or administrative agency or commission shall be pending or threatened before or by any court or governmental body or agency, challenging the transactions contemplated by this Agreement, or seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to prohibit or limit in any material respect the ability of the Purchaser to exercise full rights of control of the Company or of ownership of the Shares or to operate or control the assets, property and business of the Company after the Closing Date.

          6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser are also subject to fulfillment (or waiver by the Purchaser) at or prior to the Closing Date of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in Article 3 of this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

          (b) PERFORMANCE OF COVENANTS. The Sellers shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

          (c) OFFICER'S CERTIFICATE. The Purchaser shall have received from a duly authorized officer of each Seller a certificate as to the matters described in Sections 6.2(a) and 6.2(b).

          (d) LEGAL OPINION. The Purchaser shall have received from Simpson Thacher & Bartlett, outside counsel to the Sellers, and Brunini, Grantham, Grower & Hewes, special Mississippi counsel to the Sellers, opinion letters as to the matters set forth in Schedule 6.2(d).

          (e)  TITLE OPINIONS AND OTHER MATTERS.

               (i) Sellers shall have delivered or caused to be delivered to Purchaser an original title opinion rendered by Brunini, Grantham, Grower & Hewes, special Mississippi counsel to the Sellers, in form and substance reasonably satisfactory to Purchaser and dated not more than 5 days prior to Closing, to the effect that the Company, the Subsidiary or HGS has Good and Indefeasible Title to all of the oil, gas and other minerals in, on and under the lands described in Schedule 6.2(e)(i), but specifically excluding the lands described in Schedule 6.2(e)(ii).

               (ii) HGS shall have Good and Indefeasible Title to the Underground Storage Rights (as hereinafter defined) in the lands described in Schedule 6.2(e)(ii), and Sellers shall have delivered or caused to be delivered to Purchaser an original title opinion rendered by Brunini, Grantham, Grower & Hewes or other legal counsel reasonably satisfactory to Purchaser in form and substance reasonably satisfactory to Purchaser and dated no more than five days prior to the Closing Date, to the effect that HGS has Good and Indefeasible Title to such Underground Storage Rights in such lands. The term "Underground Storage Rights" as used herein shall mean the freely assignable rights (i) to utilize the subsurface of such lands for the underground storage of liquified petroleum gas, natural gas or oil,
          (ii) to remove from such subsurface hydrocarbons injected into such subsurface and salt, sulphur and other minerals extracted therefrom and (iii) to construct, use or operate underground facilities in and under such lands for such underground storage operations, without interruption of or interference with such underground storage operations or facilities, upon terms and conditions substantially as set forth in the form of Consent of Owner of Oil, Gas and Other Minerals to Underground Storage Use attached hereto as
          Schedule 6.2(e)(ii). Such opinion shall also state that the Underground Storage Rights are not executory contracts or subject to unilateral termination by the owner of the mineral interests that granted such rights or avoidance with respect to the Federal bankruptcy laws or the laws of the State of Mississippi.

          (f) PREPAYMENT OF DEBT. Except as provided in Section 5.4(b), all indebtedness of the Company, the Subsidiary and HGS shall have been paid pursuant to Section 5.4(b) and the Sellers shall have delivered to Purchaser evidence of such payment and the release of all liens and encumbrances existing in conjunction with such indebtedness (including without limitation the liens and encumbrances described in paragraphs I, II, III and IV of Schedule 3.11(b); provided, however, that if the Purchaser requests that the indebtedness listed on Schedule 5.8 not be repaid, the encumbrance in paragraph II of Schedule 3.11(b) shall not be released).

          (g)  CONSENTS.

               (i)  The consents, releases and waivers referred to in
          Section 3.4 shall have been obtained on terms reasonably satisfactory to the Purchaser.

               (ii) The Company, the Subsidiary, HGS and the Sellers shall have complied with any notification requirements, and any statutory waiting period during which consummation of the transactions contemplated hereby is prohibited by law shall have expired or been terminated by any governmental authority.

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

          (h) GUARANTEE. The guarantee of the Company of the obligations of Wild Goose Gas Storage, L.P. under the Amended and Restated Natural Gas Storage Lease dated February 11, 1993 shall have been released and evidence thereof provided to the Purchaser.

          (i) TERMINATION OF LEASE. The Lease shall have been terminated and title to the property described in the Lease shall have been transferred to the Company, the Subsidiary or HGS, as appropriate, such that the respective entity shall have Good and Indefeasible Title to such property.

          (j) AD VALOREM TAXES. The ad valorem Taxes described on Schedule 3.8 shall have been fully paid.

          6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers are also subject to fulfillment (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in Article 4 of this Agreement shall be true and correct as of the Closing Date as though made at or as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

          (b) PERFORMANCE OF COVENANTS. The Purchaser shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) OFFICER'S CERTIFICATE. The Sellers shall have received from a duly authorized senior officer of the Purchaser a certificate as to the matters described in Sections 6.3(a) and 6.3(b).

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual agreement of the Sellers and the Purchaser;

          (b) by the Purchaser, (i) if there is or occurs an inaccuracy in any of the representations and warranties of the Sellers set forth in this Agreement, which inaccuracy is not capable of being cured by the Closing Date, (ii) if there has been a material breach of a covenant of the Sellers, or a material failure on the part of the Sellers to comply with their obligations to be performed prior to Closing hereunder, and such breach or failure is not capable of being cured by the Closing Date, or

     (iii) if any of the conditions set forth in Sections 6.1 or 6.2 (other than those set forth in Sections 6.2(a) or 6.2(b)) are not satisfied on or before the Closing Date;

          (c) by the Sellers, (i) if there is or occurs an inaccuracy in the representations and warranties of the Purchaser set forth in this Agreement, which inaccuracy is not capable of being cured by the Closing Date, (ii) if there has been a material breach of a covenant of the Purchaser, or material failure on the part of the Purchaser to comply with its obligations to be performed prior to the Closing hereunder, and such breach or failure is not capable of being cured by the Closing Date, or
     (iii) if any of the conditions set forth in Sections 6.1 or 6.3 (other than those set forth in Sections 6.3(a) or (b)) are not satisfied on or before the Closing Date;

          (d) by the Purchaser or the Sellers upon notice given to the other if the Closing shall not have taken place on or before July 31, 1995; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination;

          (e) by the Sellers or the Purchaser upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 7.1(b), there shall be no liability on the part of the Purchaser or the Sellers or their respective officers or directors (except as set forth in this Section and Sections 5.2, 5.5 and 8.4). In the event of the termination of this Agreement pursuant to Section 7.1(b) or 7.1(c), the terminating party shall be indemnified by the other party for any or all damages, costs and expenses sustained or incurred as a result of such termination. The obligations of the parties to this Agreement under Sections 5.2, 5.5 and 8.4 shall survive any such termination.

                                   ARTICLE 8.
                                  MISCELLANEOUS

          8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Articles 3 and 4 hereof of this Agreement shall not survive the Closing.

          8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

          if to Purchaser, to:

          Crystal Oil Company
          229 Milam Street
          Shreveport, Louisiana 71101
          Facsimile No.: (318) 677-5504
          Attn:  J. N. Averett, Jr.

          with a copy to:

          Fulbright & Jaworski L.L.P.
          1301 McKinney, Suite 5100
          Houston, Texas 77010
          Facsimile No.: (713) 651-5246
          Attn:  Curtis W. Huff

          if to the Sellers, to:

          c/o First Reserve Corporation
          475 Steamboat Road
          Greenwich, CT  06830
          Facsimile No.:  (203) 661-6729
          Attn:  Paul McDermott

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY  10017
          Facsimile No.:  (212) 455-2502
          Attn:  Robert L. Friedman

          8.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.4 BROKERS AND FINANCIAL ADVISORS. The Purchaser represents and warrants that no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from the Purchaser or any of its affiliates based on agreements, arrangements or undertakings made by the Purchaser in connection with the transactions contemplated hereby. The Sellers represent and warrant that, except for Merrill Lynch & Co. (for whose fees and expenses the Sellers are solely responsible and against whose fees and expenses the Sellers hereby indemnify the Purchaser), no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from the Sellers or any of its affiliates based on agreements, arrangements or undertakings made by the Sellers or any of its Subsidiaries in connection with the transactions contemplated hereby.

          8.5 AMENDMENT. This Agreement and the Schedules hereto may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

          8.6 EXTENSION; WAIVER. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

          8.7 ENTIRE AGREEMENT. This Agreement (including the Schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          8.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, and any attempted assignment shall be void; provided however that the Purchaser shall be permitted to assign its rights under this Agreement to a direct or indirect subsidiary of the Purchaser so long as Purchaser retains its obligations under this Agreement.

          8.9 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

          8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

                              SELLERS:

                              FIRST RESERVE SECURED ENERGY
                              ASSETS FUND, LIMITED PARTNERSHIP

                              By:  First Reserve Corporation,
                                   its General Partner


                                   By:
                                      -------------------------------------
                                        Paul G. McDermott
                                        Managing Director

                              FIRST RESERVE FUND V, LIMITED
                              PARTNERSHIP

                              By:  First Reserve Corporation,
                                   its General Partner


                                   By:
                                      ------------------------------------
                                        Paul G. McDermott
                                        Managing Director


                              PURCHASER:

                              CRYSTAL OIL COMPANY


                              By:
                                 -----------------------------------------
                                   J.N. Averett, Jr.
                                   President







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